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                                                                   Exhibit 15
                                                 FORM OF
                                        SAGE LIFE INVESTMENT TRUST

                                       RULE 12b-1 DISTRIBUTION PLAN
                                               (the "Plan")

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Section 1. Sage Life  Investment  Trust (the "Trust") is an open-end  management investment company formed under the laws of the state of Delaware. The shares of beneficial interest of the Trust's investment portfolios (each, a "Fund") may from time to time be offered to life insurance companies (each, a "Life Company") for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and variable life policies (collectively referred to herein as "Variable Contracts"), as well as to qualified benefit plans ("Retirement Plans").

Section 2. This Plan will pertain to shares of each of the Funds set forth on Exhibit A attached hereto. This Plan shall also apply to the shares of any other Fund as shall be designated from time to time by the Board of Trustees in any supplement to the Plan.

Section 3. The Trust has entered into a Distribution Agreement (the "Agreement") with Sage Distributors, Inc. (the "Distributor"). Pursuant to the Agreement the Distributor will serve as the distributor of the Trust's shares and each Fund participating in this Plan may pay the Distributor for remittance to a Life Company or any affiliate thereof for various costs incurred or paid by the Life Company in connection with the distribution of shares of that Fund.

Section 4. Upon effectiveness of this Plan with respect to shares of a Fund, the Trust, on behalf of such Fund, may make payments quarterly to the Distributor for remittance to a Life Company, in order to pay or reimburse such Life Company for Distribution Expenses (as defined below) incurred or paid (as the case may be) by such Life Company, provided that no such payment shall be made with respect to any quarterly period in excess of an amount determined for such period at the annual rate of .25% of the average daily net asset value of the shares of such Fund attributable to that Life Company's Variable Contract owners during that quarterly period.

Section 5. Expenses payable pursuant to this Plan ("Distribution Expenses") may include, but are not necessarily limited, to costs:

         (a) of printing and mailing Trust prospectuses, statements of additional information, any supplements thereto and reports for prospective Variable Contract owners;

         (b) relating to the development, preparation, printing and mailing of Trust advertisements, sales literature and other promotional materials describing and/or relating to the Trust and including materials intended for use within the Life Company, or for broker-dealer only use or retail use;

         (c) of holding seminars and sales meetings designed to promote the distribution of Trust shares;

         (d) of obtaining information and providing explanations to Variable Contract owners regarding the Funds' investment objectives and policies and other information about the Trust and the Funds, including the performance of the Funds;

         (e)      of training sales personnel regarding the Trust;

         (f)      of  compensating   sales  personnel  in  connection  with  the
                  allocation of cash values and premiums of the Variable Contracts to the Trust;

         (g) of personal service and/or maintenance of Variable Contract owner accounts with respect to Trust shares attributable to such accounts; and

         (h) of financing any other activity that the Trust's Board of Trustees determines is primarily intended to result in the sale of the Funds' shares.

Section 6. This Plan shall not take effect with respect to shares of a Fund until it has been approved by a vote of at least a majority of the outstanding shares of that Fund. For purposes of this Section 6, as well as Section 10 and
Section 11 of the Plan, the phrase "majority of the outstanding shares" shall have the same meaning as the phrase "majority of the outstanding voting securities" as defined in the Investment Company Act of 1940, as amended (the "Act").

Section 7. This Plan shall not take effect with respect to shares of a Fund until it has been approved by a vote of the majority of Trustees of the Trust and of those Trustees of the Trust who are not "interested persons" of the Trust (as that term is defined in the Act), and who have no direct or indirect financial interest in the operation of this Plan or in the Agreement (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan.

Section 8. This Plan shall continue in effect for as long as such continuance is specifically approved by the Trustees of the Trust and the Independent Trustees at least annually in the manner provided in Section 7. In connection with the annual review and approval of such continuance, the Distributor shall furnish the Board with such information as the Board may reasonably request in order to enable the Board to make an informed determination of whether the Plan should be continued.

Section 9. The Distributor shall, with respect to each Fund for which payments of Distribution Expenses are made, submit to the Board, and the Board shall review at least quarterly, written reports complying with Rule 12b-1 under the Act describing the amount of the Distribution Expenses and the purposes of those Distribution Expenses with respect to such Fund incurred or paid by each Life Company since the later of the effective date of this Plan or the previous period for which payments hereunder have been made by that Fund. In the event that amounts of Distribution Expenses are not specifically attributable to the distribution of shares of any particular Fund, the Distributor may allocate Distribution Expenses to each Fund deemed by the Board to be reasonably likely to benefit therefrom based upon the ratio of the average daily net assets of each such Fund during the previous period to the aggregate average daily net assets of all such Funds for such period; provided, however that any such allocation may be subject to such adjustments as the Distributor shall deem appropriate to render the allocation fair and equitable under the circumstances, which adjustments shall be approved by the Board of Trustees.

Section 10. This Plan may be terminated as to a Fund at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding shares of that Fund.

Section 11. Any agreement related to this Plan shall be in writing and shall provide in substance:

         (a) that any such agreement, with respect to a Fund, may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding shares of that Fund, on not more than 60 days' written notice to the Distributor; and

         (b) that such agreement shall terminate automatically in the event of its assignment.

Section 12. This Plan may not be amended to increase materially the amount that may be spent for distribution by a Fund without the approval of shareholders of that Fund, and any material amendment to the Plan must be approved by the Board of Trustees of the Trust, including the Independent Trustees, in the manner provided in Section 7. Amendments to this Plan other than material amendments of the kind referred to above may be adopted by a vote of the Board of Trustees of the Trust, including the vote of a majority of Independent Trustees. The Board of Trustees of the Trust, by such a vote, also may interpret this Plan and make all determinations necessary or advisable for its administration.

Section 13. So long as this Plan is in effect, the selection and nomination of persons to be Trustees of the Trust who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of such disinterested Trustees then in office.

Section 14. Neither this Plan nor any other transaction between the parties hereto pursuant to this Plan shall be invalidated or in any way affected by the fact that any or all of the Trustees, officers, stockholders, or other representatives of the Trust are or may be "interested persons" of the Distributor, or any successor or assignee thereof, or that any or all of the Trustees, officers, partners, or other representatives of the Distributor are or may be "interested persons" of the Trust, except as otherwise may be provided in the Act.

Section 15. The Trust will preserve copies of this Plan, and any related agreements and reports, for a period of not less than six years from the date of those documents, the first two years in an easily accessible place, or for such other periods as may be required by applicable law.

Section 16. When voting on the approval, termination or amendment of this Plan pursuant to Sections 6, 10 and 12, respectively, above, or with respect to an agreement related to this Plan pursuant to Section 11, above, shareholders of the applicable Fund or Funds shall vote in accordance with instructions received from the relevant owners of Variable Contracts funded by the separate accounts of a Life Company.

Section 17. This Plan shall be interpreted in accordance with the Act and Rule 12b-1 thereunder. The provisions of this Plan are severable for each Fund.



Date approved by the Board:  July 15, 1998


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                                                EXHIBIT A


                                          EAFE Equity Index Fund
                                        S&P 500 Equity Index Fund